UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008 (July 14, 2008)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 14, 2008, Federated Investors, Inc., (Federated) reached a definitive agreement to acquire certain assets of David W. Tice & Associates LLC that relate to the management of the $1.2 billion Prudent Bear Fund and the $507 million Prudent Global Income Fund (the Prudent Bear Funds). In connection with the agreement, Federated will re-brand the Prudent Bear Funds as the newly created Federated Prudent Bear Fund and the Federated Prudent Global Income Fund. The transaction has been approved by the Board of Directors of Federated and the owner of David W. Tice and Associates LLC, but is still subject to customary closing conditions and is subject to the approvals of the Board of Trustees of the Federated mutual funds, the Board of Directors of the Prudent Bear Funds and the Prudent Bear Funds’ shareholders.

The purchase price for the transaction includes a $43.0 million initial cash payment and future contingent cash payments of up to $99.5 million over the next four years based on certain revenue growth targets. The sale is expected to close in the fourth quarter of 2008. The agreement includes customary representations, warranties and covenants, including certain covenants relating to non-competition and non-solicitation made by David W. Tice & Associates LLC. Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated July 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: July 17, 2008	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer